Exhibit 99.1


FOR IMMEDIATE RELEASE                                 Contact: Eric Friedman
July 9, 2004                                          Investor Relations
                                                      (973) 926-0816


             Integrated BioPharma Comments on Recent Stock Activity

Integrated BioPharma, Inc. reports that there is no correlation between the fundamentals of the Company and the recent trading activity of its common stock. The Company has a profitable nutraceutical business; a state-of-the-art manufacturing facility for the production of paclitaxel, the main pharmaceutical ingredient in the leading cancer drugs; and a biotech subsidiary that is at the cusp of human clinical development.

E. Gerald Kay, CEO of INB states, "The recent trading activity has nothing to do with the operations at our company. Our businesses and our financial condition remain strong and stable. We believe the recent trading activity is the result of naked short selling overseas. The recent stock price does not reflect the value and fundamental progress at INB."

INB and its counsel are continuing the Company's investigation, with the cooperation of the American Stock Exchange, to identify the person or persons who were involved in the unauthorized listing and the unusual trading practices affecting INB's stock. INB is pursuing any and all legal remedies against those involved in this matter.

INB has demanded that the Berlin-Bremen Stock Exchange immediately halt trading there of INB's stock and that the unauthorized listing be nullified. The Company has also advised the SEC of these events and will be cooperating with the American Stock Exchange and the regulators to investigate and halt these practices.

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in plants. Further information is available at http://www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.